Exhibit 10.6

November 11, 2022

PERSONAL AND CONFIDENTIAL

Arun Mitra

Dear Arun,

At Weatherford, we have an exceptional team of people working together across the globe to solve the toughest energy challenges through a unique portfolio of technologies and safe, efficient processes.

We are delighted to extend the following job offer to join us at Weatherford.

We look forward to working with you and believe that you can make a very significant, positive contribution to the success of Weatherford. Our company offers you an opportunity to put your experience, abilities, dedication, energy and creativity to excellent use. Welcome to the Team!

We appreciate your careful consideration of the terms and conditions included in this offer letter. A summary of your benefits can be found on the following pages.
This offer is contingent upon you successfully providing the necessary pre-hire documentation (including evidence of your right to work) and successful completion of any pre-hire testing relevant to your employment location.

Please review the enclosed information and contact me if you have any questions or concerns. I would appreciate your acceptance of this new opportunity by signing below and returning your signed copy as soon as possible. The offer will remain open until 5:00 pm Central Time on November 25, 2022 after which time it will automatically expire.

We look forward to welcoming you to Weatherford.

Sincerely,

/s/ Joseph H Mongrain

Joseph H Mongrain
EVP and Chief People Officer

Weatherford Human Resources
On and behalf of Weatherford

PERSONAL INFORMATION

Name	Arun Mitra
Employer	WEATHERFORD U.S. LP
Position Title	Executive Vice President & Chief Financial Officer
Location	2000 ST JAMES PLACE HOUSTON, TX 77056 USA

POINT OF CONTACT

Manager	Girish Saligram
HR Representative	Joe Mongrain

EMPLOYMENT PACKAGE INFORMATION

BASE SALARY
US $525,000
Your base salary will be paid semi-monthly via the normal payroll cycle.

START DATE
Upon a mutually agreeable date.
BENEFITS PROGRAM
We are pleased to offer you participation in Weatherford’s benefits program on your first day of employment. Please see enclosed Weatherford Benefits Summary.

You will receive a Welcome Letter from our Benefits Department providing you with your access ID and instructions to complete your enrollment online. You will have 31 days from date of hire to enroll otherwise your plan will default to the basic single coverage.

As an Executive Vice President, you will be eligible to participate in the company’s Executive Severance Plan and Change in Control Severance plan.
ANNUAL LEAVE
25 DAYS PER YEAR
Entitlement to annual leave will accrue on a calendar year basis and will be pro-rated in the first year of employment in line with your employment start date.

COMPANY HOLIDAYS
10 DAYS PER YEAR
You will be eligible for ten (10) Company designated holidays.
SHORT-TERM INCENTIVE PLAN (STI)
90% “ON TARGET” PARTICIPATION RATE
You are eligible to participate in the Weatherford Short-Term Incentive Plan (STI) applicable to your role. The “on target” participation rate is subject to the rules of the Plan. Any incentive payout from the Plan will be prorated for your period of employment, calculated from your hire date. Any payout from the Plan is subject to the Company’s and your own personal performance, and you must be employed with Weatherford at the time of the incentive payment to receive the same.   If you join on or after October 1st of a calendar year, you will not be eligible to participate in the Plan for that year.

The Plan is non-contractual. The Plan is operated at the discretion of the Company and can be changed or removed at any time. Participation in the Plan in one year does not guarantee participation or a right to participate in future years.
LONG TERM INCENTIVE (LTI)
INTENDED 2023 AWARD VALUE OF US$1,730,000
You are eligible for consideration under Weatherford’s Annual Long-Term Incentive (“LTI”) program. Your eligibility to receive awards under the LTI program is subject to approval by the Board of Weatherford International (or a committee thereof) and subject always to the terms and conditions of 2019 Equity Incentive Plan for Weatherford International, as may be amended from time to time by Weatherford International or any other long term incentive plan that may be adopted by the Board.

This award will be granted at the time of the annual LTI awards in January 2023. The grant will be delivered in a combination of time restricted RSUs (40%) which will vest ratably over 3 years from the grant date and Performance RSUs (60%) which, subject to the achievement of the performance metrics, will cliff vest at the end of the applicable performance period.

Any future grants, annual and otherwise, will be at the discretion of the Board and subject to the terms and conditions of the current or future Long-Term Incentive Program in place. The award of any incentive is discretionary, and subject to approval of Management and to the Terms and Conditions of the Award Agreement.

For future LTI awards your target award is set at 330% of your base salary, subject to board approval and discretion.
ADDITIONAL LONG-TERM INCENTIVE: WAGE (WEATHERFORD: ACCELERATING GROWTH & EFFICIENCY)
INTENDED AWARD OF 40,000 UNITS
Upon joining the company, you will receive a WAGE grant of 40,000 Performance Based Stock Units. Subject to the terms of the applicable award agreement, if the company achieves the identified objectives during the performance period your PSU award will vest on January 2, 2025.

SIGN ON CASH AWARD: $410,000
Upon your commencement of employment with the company, you will be awarded a cash incentive award in the total amount of US $410,000 payable on the first pay period of March 2023. The award will be subject to withholding or other similar taxes, if applicable. Should you voluntarily resign your employment with Weatherford or if you are involuntarily terminated for cause within twelve (12) months of the payment, you agree to immediately repay the full amount which has been paid to you without proration.

RELOCATION
Relocation will be covered under the Weatherford Domestic Relocation policy which will be provided to you.

This offer of employment and your subsequent employment with Weatherford are contingent upon the following conditions:

•Proof of your right to work. You will be required to produce evidence that you have the legal right to work on your first day.
•Satisfactory completion of a company medical examination / drug and alcohol test. You will be required to pass a drug and alcohol test and / or medical prior to commencing employment.
•Receipt of background / reference check.  You must complete the necessary background check and / or provide the names of referees (one of whom should be your most recent employer);
•Verification of your qualifications by Weatherford. This will either form part of your background check or you will be required to produce evidence of your educational / professional qualifications to the company before or on the first day of your employment.

By accepting this offer of employment, you certify that:

•You will abide by the terms of any enforceable non-competition agreement you have with your current employer and confirm the fact that you will not bring with you to Weatherford, nor at any time attempt to use, any confidential, non-public information of your current or past employers in the performance of your work for Weatherford.

This letter does not represent an offer of employment for any specified term. Your employment will be at will, which means that either you or Weatherford may terminate your employment at any time for any reason or no reason whatsoever.

Please confirm your acceptance of this offer by electronically signing this offer letter. Upon your acceptance of this offer, you will be contacted to schedule a convenient time and location for the company medical / drug and alcohol test.

We are excited to have you join us and look forward to working together to make Weatherford a leader in the oilfield service marketplace.

Printed Name	Arun Mitra
Signature	/s/ Arun Mitra
Date	11/15/2022